THE PROFIT RECOVERY INTERNATIONAL ADOPTS SHAREHOLDER RIGHTS PLAN

     ATLANTA,   August  2  /   PRNewswire  /  --

     The Profit Recovery Group International, Inc. (Nasdaq: PRGX) announced today that its board of directors has adopted a shareholder rights plan, designed to protect Company shareholders from coercive or unfair takeover techniques.

     Terms of the plan provide for a dividend of one right to purchase a fraction of a share of a newly created class of preferred stock. This dividend was declared for each share of common stock outstanding at the close of business on August 14, 2000. The rights, which expire on August 14, 2010, may be exercised only if certain conditions are met, such as the acquisition (or the announcement of a tender offer the consummation of which would result in the acquisition) of 15 percent or more of PRG's common stock by a person or affiliated group. Issuance of the rights does not in any way affect the finances of the Company, interfere with the Company's operations or business plans or affect earnings per share. The dividend is not taxable to the Company or its shareholders and does not change the way in which the Company's shares may be traded.

     "The board of directors believes that the rights plan represents a sound and reasonable means of safeguarding the interests of the Company's shareholders," said John Cook, Chairman and Chief Executive Officer. "While the Company as a matter of policy does not comment on the existence or absence of takeover proposals, the plan was adopted only for precautionary purposes to protect the rights of shareholders and not in response to any known takeover proposal."

     Cook noted that the rights plan is similar to those adopted by more than 2,000 other companies, and that the details of the new plan will be outlined in the company's form 8-K filing with the SEC, as well as a letter to be mailed on August 28, 2000 to stockholders of record as of August 14, 2000.

     Concurrently with adopting the plan, the Board of Directors also amended the Company's Bylaws to, among other things, require compliance with certain procedures for shareholder proposals including a requirement that notice from shareholders of Board nominees or other business to be conducted at an annual meeting must be given to the Company at least 90 and not more than 120 days prior to the anniversary of the previous year's annual meeting.

     Headquartered  in Atlanta,  Ga., The Profit  Recovery Group  International,
Inc. (PRG) is the leading worldwide provider of recovery audit and cost-containment services. PRG's over 3,000 employees in 43 countries provide more than 12,000 clients with insightful value to optimize and expertly manage their business transactions. For additional information visit our web site at http://www.prgx.com.